Exhibit 10.5.4




                              Form of
                          Amendment No. 7
                                to
                          Power Contract



     AMENDMENT NO. 7, dated as of the 1st day of February, 1992 between YANKEE ATOMIC ELECTRIC COMPANY ("Yankee"), a Massachusetts corporation, and
                               a                   corporation ("Customer"),
to the Power Contract dated June 30, 1959, as heretofore amended and revised effective June 2, 1975, October 1, 1980, April 1, 1985, May 6,
1988, June 26, 1989 and July 1, 1989, between Yankee and the Customer (the "Power Contract").
                                WITNESSETH
     WHEREAS, pursuant to the Power Contract, Yankee supplies to the Customer and, pursuant to separate power contracts substantially identical to the Power Contract except for the names of the parties, to the other stockholders of Yankee, each of whom is contemporaneously entering into an amendment to its power contract which is identical hereto except for the necessary changes in the names of the parties, all of the capacity and the electric energy available from the nuclear generating unit owned by Yankee at a site in Rowe, Massachusetts (such unit being herein together with the site and all related facilities owned by Yankee referred to as the "plant"); and

     WHEREAS, Yankee currently possesses a Facility Operating License for the plant, issued by the Nuclear Regulatory Commission ("NRC"), which authorizes operation of the plant through July 9, 2000; and

     WHEREAS, the parties to the Power Contract and the Federal Energy Regulatory Commission, which has regulatory jurisdiction over the Power Contract, have consistently recognized that the cost of the capacity and electric energy being sold under the Power Contract necessarily included the costs of shutting down, removing from service and decommissioning the plant after its useful life had ended and have heretofore incorporated in the Power Contract provisions designed to achieve that result, whether or not the plant produces electricity and whether or not the plant operates for the full term of the Facility Operating License; and

     WHEREAS, the parties to the Power Contract recognize that, if the plant were to be shut down prematurely, it would be anticipated that the NRC could amend the present Facility Operating License or issue a series of superseding licenses applicable to the plant until such time as decommissioning thereof is completed and that Yankee would be required to retain possession of its spent fuel until such time as the Department of Energy accepts responsibility therefor as required by law, during which time the parties intend that the Power Contract would remain in effect to govern the performance of their responsibilities; and

     WHEREAS, the parties to the Power Contract have concluded that it is in the best interest of their ratepayers and themselves to clarify the application of the Power Contract in the event of a premature shutdown of the plant; and

     WHEREAS, the parties to the Power Contract desire to amend the provisions of the Power Contract to provide for the foregoing.

     NOW, THEREFORE, in consideration of the above and of other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree that the Power Contract is hereby amended as follows:

     1. Terms used herein and not defined shall have the meanings set forth in the Power Contract.

     2. Section 2 of the Power Contract is hereby amended by inserting at the end thereof the following clause:

     ",including all billings and adjustments with respect to the recovery of Yankee's total cost of service, as provided in
     Section 6 hereof, until the non-salvageable investment in plant, nuclear fuel and materials and supplies has been fully amortized in accordance herewith."

     3. Section 6 of the Power Contract is hereby amended by deleting clause (i) of the fourth paragraph thereof and inserting in lieu thereof the following:

   "(i) depreciation accrued at a rate at least sufficient to fully amortize over the estimated remaining useful life of the plant Yankee's non-salvageable investments in plant, nuclear fuel and materials and supplies, provided, however, that if a decision is made to cease electricity production at the plant prior to July 9, 2000, then such remaining non-salvageable investments shall be amortized over a period extending to July 9, 2000;".

     4. Section 6 of the Power Contract is hereby amended by deleting clause (iv) of the fourth paragraph thereof and inserting in lieu thereof the following:

    "(iv) costs incurred in connection with decommissioning the plant, including (a) the direct and indirect costs of operating, maintaining or dismantling the spent fuel storage facilities and other plant facilities after the cessation of electricity production and (b) the accruals to any reserve established by Yankee's board of directors to provide for physical decommissioning of the plant over the estimated remaining useful life of the plant, provided, however, that if a decision is made to cease electricity production at the plant prior to July 9, 2000, then the accruals to the reserve referred to in clause (b) shall be made over a period extending to July 9, 2000;".


     5. Section 6 of the Power Contract is hereby amended by inserting at the end of the eighth paragraph thereof the following:

    ";plus (vi) the amount of any unamortized deferred expenses, as permitted from time to time by the Federal Energy
     Regulatory Commission or its successor agency; plus (vii) to the extent not provided for elsewhere in this paragraph, the remaining unamortized amount of the non-salvageable investment in plant, nuclear fuel and materials and supplies."


     6. This Amendment shall become effective as of the date first above written, subject to any suspension order duly issued by the Federal Energy Regulatory Commission.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its officer thereunto duly authorized, as of the date first above written.


                              YANKEE ATOMIC POWER COMPANY

                              By___________________________
                                 Its President


                              CUSTOMER

                              By_____________________________

                                Its__________________________
                                        Title